Exhibit 99.1

            First Busey Corporation Third Quarter Earnings Release

    URBANA, Ill., Oct. 18 /PRNewswire-FirstCall/ --

                             FINANCIAL HIGHLIGHTS

    -- Net income increased $474,000 or 8.9% to $5,784,000 for the quarter ending September 30, 2004, as compared to $5,310,000 for the comparable period in 2003. For the quarter ending September 30, 2004, earnings per share on a fully-diluted bases were $0.28, an increase of $0.02 or 7.7% from $0.26 for the comparable period in 2003. On a year-to-date basis, net income increased $1,177,000 or 7.6% to $16,685,000 as compared to $15,508,000 for the comparable period in 2003. For the nine-month period ending September 30, 2004, earnings per share on a fully-diluted basis were $0.81, an increase of $0.05 or 6.6% from $0.76 for the comparable period in 2003.

    -- Net interest income increased $2,545,000 or 20.7% to $14,844,000 in the third quarter of 2004 compared to $12,299,000 during the third quarter of 2003. Interest income increased $4,864,000 or 26.4% during the third quarter of 2004 compared to the same period in 2003 due primarily to loan growth. Interest expense increased $2,319,000 or 37.9% due to increases in deposits and long-term debt. On June 1, 2004, First Busey completed the acquisition of First Capital Bank in Peoria, IL. Most of the growth in First Busey's net interest income for the third quarter of 2004 as compared to the same period in 2003 is related to the addition of First Capital Bank.

    -- Non-interest income increased $303,000 or 5.3% during the third quarter of 2004 compared to the same period in 2003. Increased service charge income, security gains, and other operating income offset a decline in mortgage banking income during the third quarter of 2004 as compared to the same period in 2003.

    -- Non-interest expense increased $1,127,000 or 11.2% to $11,150,000 during the quarter ended September 30, 2004, as compared to $10,023,000 during the comparable prior-year period due primarily to growth in salary and benefits, occupancy, and amortization expenses associated with the addition of First Capital Bank.

    -- It's our pleasure to announce that Douglas C. Mills has been named
       2004 Illinois Banker of the Year. Doug was recognized by his fellow Bankers at the Illinois Bankers Association Annual Meeting held in June. Congratulations, Doug!

                              FINANCIAL SUMMARY

                                 Three Months Ended     Nine Months Ended
                                    September 30,          September 30,
                                 2004         2003      2004        2003
                                 (in thousands, except per share data)

    Earnings & Per Share Data
    Net Income                  $5,784      $5,310     $16,685     $15,508
    Basic earnings per share      0.28        0.26        0.82        0.76
    Fully-diluted earnings
      per share                   0.28        0.26        0.81        0.76
    Dividends per share           0.13        0.11        0.38        0.34

    Average Balances
    Assets                  $1,913,380  $1,488,759  $1,685,603  $1,454,058
    Investment securities      286,687     251,248     243,273     244,538
    Loans                    1,473,532   1,130,799   1,322,833   1,104,637
    Earning assets           1,777,575   1,397,700   1,574,597   1,363,369
    Deposits                 1,510,088   1,236,251   1,350,329   1,209,860
    Stockholders' equity       131,085     123,385     128,501     120,544

    Performance Ratios
    Return on average assets     1.20%       1.42%       1.32%       1.43%
    Return on average equity    17.51%      17.07%      17.34%      17.20%
    Net interest margin          3.39%       3.58%       3.52%       3.62%
    Efficiency ratio            52.61%      54.19%      52.27%      54.03%

    Loan Performance
    Net credit losses             $850         $44      $1,915        $107
    Accruing loans 90+ days
      past due                                           1,215       2,817
    Non-accrual loans                                      947       2,607
    Foreclosed assets                                    4,930       5,461

                                     BUSE
                              Stock Performance

    First Busey Corporation has been trading for six years on The Nasdaq Stock Market. Below is the total return for BUSE in comparison to some other indices for the six-year period ending September 30, 2004.

                                      Cumulative         Annualized
                                      Total Return      Total Return
    BUSE                                77.40%               10.03%
    NASDAQ Bank Index                   71.83%                9.44%
    S&P 500 Index                       29.13%                4.35%
    NASDAQ Composite                    11.98%                1.90%

                         CONSOLIDATED BALANCE SHEETS
                                 (unaudited)

                                                         September 30,
                                                      2004           2003
                                         (in thousands except per share data)
    Assets
    Cash and due from banks                          $61,917        $44,024
    Federal funds sold                                50,650              -
    Investment securities                            298,362        251,369

    Loans                                          1,468,259      1,144,846
      Less allowance for loan losses                 (18,703)       (16,731)
    Net loans                                      1,449,556      1,128,115

    Premises and equipment, net                       26,179         22,163
    Goodwill and other intangibles                    35,895          9,535
    Other assets                                      42,939         38,979
    Total assets                                  $1,965,498     $1,494,185

    Liabilities & Stockholders' Equity
    Non-interest bearing deposits                   $185,723       $162,616
    Interest-bearing deposits                      1,372,923      1,050,063
    Total deposits                                $1,558,646     $1,212,679

    Federal funds purchased & securities
      sold under agreements to repurchase             39,025         34,500
    Short-term borrowings                             11,250              -
    Long-term debt                                   171,796         87,759
    Junior subordinated debt
      owed to unconsolidated trust                    40,000         25,000
    Other liabilities                                 10,147          9,010
    Total liabilities                             $1,830,864     $1,368,948

    Common stock                                      $6,291         $6,291
    Surplus                                           21,447         20,932
    Retained earnings                                111,244        100,237
    Other comprehensive income                         9,056         10,322
    Treasury stock                                   (10,529)       (10,731)
    Unearned ESOP shares                              (2,853)        (1,759)
    Deferred compensation for stock grants               (22)           (55)
    Total stockholders' equity                      $134,634       $125,237
    Total liabilities & stockholders' equity      $1,965,498     $1,494,185

    Per Share Data
    Book value per share                               $6.54          $6.12
    Tangible book value per share                      $4.80          $5.65
    Ending number of shares outstanding           20,577,751     20,474,280

                           CONSOLIDATED STATEMENTS
                            OF INCOME (unaudited)

                               Three Months Ended       Nine Months Ended
                                  September 30,            September 30,
                               2004         2003         2004       2003
                                  (in thousands, except per share data)

    Interest and fees on
      loans                   $21,088      $16,386      $55,804     $49,225
    Interest on investment
      securities                2,128        1,994        5,552       6,250
    Other interest income          65           37           93         114
    Total interest income     $23,281      $18,417      $61,449     $55,589

    Interest on deposits       $5,961       $4,592      $14,858     $15,192
    Interest on short-term
      borrowings                  189           30          352         127
    Interest on long-term debt  1,572          933        3,803       2,604
    Junior subordinated debt
      owed to unconsolidated
      trust                       715          563        1,936       1,688
    Total interest expense     $8,437       $6,118      $20,949     $19,611

    Net interest income       $14,844      $12,299      $40,500     $35,978

    Provision for loans losses  1,240          448        2,320       1,378
    Net interest income
      after provision         $13,604      $11,851      $38,180     $34,600

    Trust fees                 $1,211       $1,176       $4,002      $3,467
    Commissions and brokers'
      fees                        578          565        1,774       1,541
    Fees for customer services  2,632        2,376        7,353       6,860
    Gain on sale of loans         703        1,359        1,984       5,833
    Security gains, net           402           23        1,090         322
    Other                         495          219        1,546       1,041
    Total non-interest income  $6,021       $5,718      $17,749     $19,064

    Salaries and employee
      benefits                 $6,153       $5,883      $17,513     $17,403
    Net occupancy expense       1,081          797        2,898       2,326
    Furniture and equipment
      expenses                    649          589        1,772       1,899
    Other operating expenses    3,267        2,754        8,630       8,761
    Total non-interest
      expense                 $11,150      $10,023      $30,813     $30,389

    Income before income
      taxes                    $8,475       $7,546      $25,116     $23,275
    Income taxes                2,691        2,236        8,431       7,767
    Net Income                 $5,784       $5,310      $16,685     $15,508

    Common Share Data*
    Basic earnings per share    $0.28        $0.26        $0.82       $0.76
    Fully-diluted earnings
      per share                 $0.28        $0.26        $0.81       $0.76
    Average number of
     shares outstanding    20,500,424   20,550,576   20,493,753  20,529,095

    * Share and per share data have been adjusted to effect a three-for-two common stock split effective August 3, 2004, as if it had occurred on January 1, 2003.

                              CORPORATE PROFILE

    First Busey Corporation is a financial holding company headquartered in Urbana, Illinois. First Busey Corporation has three wholly-owned banking subsidiaries with locations in three states. Busey Bank is headquartered in Urbana, Illinois and has seventeen banking centers serving Champaign, McLean and Ford Counties in Illinois. Busey Bank also has a banking center in Indianapolis, Indiana and loan production offices in Ft. Myers and Naples, Florida. Total assets of Busey Bank were $1.5 billion as of September 30, 2004. Busey Bank Florida is a federal thrift headquartered in Ft. Myers, Florida with two banking centers located in Cape Coral, Florida. Total assets of Busey Bank Florida were $162 million as of September 30, 2004. On June 1, 2004, First Busey Corporation completed its acquisition of First Capital Bank in Peoria, Illinois. First Capital Bank has three banking centers in Peoria and one in Pekin, Illinois. Total assets of First Capital Bank as of September 30, 2004 were $260 million. Busey provides electronic delivery of financial services through Busey e-bank, http://www.busey.com .

    Busey Investment Group is a wholly-owned subsidiary of First Busey Corporation and owns three subsidiaries. First Busey Trust & Investment Co. specializes in asset management and trust services with approximately $1.26 billion in assets under care. First Busey Securities, Inc. (member NASD/SIPC) is a full-service broker/dealer subsidiary with approximately $669 million in assets under care. Busey Insurance Services, Inc. provides personal insurance products and specializes in long-term healthcare insurance.

    First Busey Corporation Common Stock is traded on the Nasdaq National Market under the symbol "BUSE." First Busey Corporation has a Repurchase Program in effect under which it is authorized to purchase up to 750,000 shares of stock. BUSE closed on September 30, 2004 at $19.11, an increase of 6.2% from the adjusted closing price of $18.00* on December 31, 2003.

SOURCE  First Busey Corporation
    -0-                             10/18/2004
    /CONTACT: Barbara J. Kuhl, President & COO of First Busey Corporation, +1-217-365-4513/
    /Web site:  http://www.busey.com /
    (BUSE)

CO:  First Busey Corporation
ST:  Illinois
IN:  FIN
SU:  ERN